UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 29, 2020

Date of Report (Date of earliest event reported)

Immune Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-54933	59-3226705
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

2431 Aloma Ave, Suite 124, Winter Park, FL	32792
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 888-613-8802

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of Exchange on which registered
Common stock	IMUN	OTC Markets

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 29, 2020, Mr. Michael K. Handley, director, president and CEO of Immune Therapeutics, Inc. (“Immune” or the “Company”) tendered his resignation in a letter to the Company’s Board, which was formally accepted on April 30, 2020. Mr. Handley will remain in the leadership of the Company’s non-public affiliates, Cytocom, Inc. and Forte Biotechnology Intl. Corp. The Immune Board appointed director Kevin J. Phelps as interim president and CEO. Concurrently, a mutual release and non-disparagement agreement was executed between Mr. Handley and the Company. While amicable, the resignation was due to disagreements between Mr. Handley and the Board on strategic direction and related milestones. The Board has assembled an experienced management transition team to formulate and execute a strategy for long term viability of the Company to benefit its shareholders.

Director Clifford A. Selsky MD PhD has been unable to participate in recent Board meetings and anticipates this to continue during the current corporate and leadership transition, due to the demands of his pediatric medical practice during the COVID-19 pandemic. Dr. Selsky therefore submitted his resignation to the Board on May 4, 2020. The Board thanked him for his years of valuable service to the shareholders of the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith.

Exhibit No.	Description
10.1	Mutual Release and Non-Disparagement Agreement effective April 30, 2020
10.2	Board Resolution dated April 30, 2020
99.1	Press Release dated May 5, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE THERAPEUTICS, INC.

Date: May 5, 2020	By:	/s/ Roscoe M. Moore
Roscoe M. Moore Jr., Chairman